                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Riverside Group, Inc.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             RIVERSIDE GROUP, INC.
                              7800 BELFORT PARKWAY
                          JACKSONVILLE, FLORIDA 32256

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 28, 1994
To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Riverside Group, Inc. to be held on Tuesday, May 16, 1995, at 9:00 a.m., Central Daylight Time, at The Deer Path Inn, 255 East Illinois Road, Lake Forest, Illinois.

     The meeting will be held for the following purposes:

     (1) To elect a Board of Directors for one year and until their successors have been elected and qualified.

     (2) To approve the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company.

     (3) To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on April 26, 1995, will be entitled to vote at the Annual Meeting.

     Whether or not you expect to attend the meeting, please read the accompanying Proxy Statement and complete, sign, date and return the accompanying Proxy in the enclosed postage paid envelope at your earliest convenience. You may revoke your Proxy at any time before it is exercised by following the instructions set forth on the first page of the accompanying Proxy Statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE AND THE PROPOSAL.

     We hope you will plan to attend the meeting.

                                          Sincerely,

                                          /s/ J. Steven Wilson

                                          J. STEVEN WILSON,
                                          Chairman, President and Chief
                                          Executive Officer

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
General Information...................................................................    1

Securities Outstanding................................................................    1

Principal Security Holders and Security Ownership of Management.......................    2

Election of Directors.................................................................    3

Board of Directors' Meetings and Compensation.........................................    4

Management............................................................................    4

Report of the Compensation Committee..................................................    4

Compensation Committee Interlocks and Insider Participation...........................    5

Executive Compensation................................................................    6

Certain Relationships and Related Transactions........................................    8

Compliance with Section 16(a) of the Securities Exchange Act of 1934..................   10

Approval of Auditors..................................................................   10

Comparison of Five-Year Cumulative Total Return.......................................   10

Other Matters.........................................................................   11

Shareholder Proposals.................................................................   11

Expenses of Solicitation..............................................................   11

                             RIVERSIDE GROUP, INC.

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of Riverside Group, Inc. (the "Company") in connection with the solicitation by the Board of Directors of Proxies to be used at the 1995 Annual Meeting of Shareholders of the Company. The meeting will be held on Tuesday, May 16, 1995, at 9:00 a.m., Central Daylight Time, at The Deer Path Inn, 255 East Illinois Road, Lake Forest, Illinois. This Proxy Statement and enclosed form of Proxy were first sent to shareholders on or about April 28, 1995.

     The Board of Directors of the Company is soliciting Proxies so that each shareholder is given an opportunity to vote. These Proxies enable shareholders to vote on all matters that are scheduled to come before the meeting. When Proxies are returned properly executed, the shares represented thereby will be voted by the Proxy Committee in accordance with the shareholders' directions. Shareholders are urged to specify their choices by marking the enclosed Proxy; if no choice has been specified, the shares will be voted "with" authority to vote for directors and "for" each proposal. The Proxy also confers upon the Proxy Committee discretionary authority to vote the shares represented thereby on any other matter that may properly be presented for action at the meeting.

     If the enclosed Proxy is duly executed and returned, it may nevertheless be revoked at any time, insofar as it has not been exercised, by voting in person, by duly executing and delivering a subsequent Proxy or by providing written notice to the Company's President or Secretary. The shares represented by the Proxy will be voted unless the Proxy is revoked or is mutilated or otherwise received in such form or at such time as to render it not votable.

     Votes cast by proxy or in person at the meeting, which will be tabulated by inspectors of election appointed for the meeting, will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The Proxy Committee is composed of J. Steven Wilson, Chairman, President and Chief Executive Officer of the Company, and Kenneth M. Kirschner, Vice Chairman and Secretary of the Company, who will vote all shares of common stock represented by Proxies.

     The principal executive offices of the Company are located at 7800 Belfort Parkway, Suite 100, Jacksonville, Florida 32256.

                             SECURITIES OUTSTANDING

     Only holders of shares of the Company's common stock, par value $.10 per share ("Common Stock"), of record at the close of business on April 26, 1995, will be entitled to vote at the meeting. On that date, 5,465,781 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders, including election of directors. Approval of each of the matters to be acted upon at the Annual Meeting of Shareholders will require a majority of the votes cast at the meeting to be cast in favor of the matter.

        PRINCIPAL SECURITY HOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table contains information as of April 14, 1995, concerning beneficial ownership of Common Stock by (i) persons known by the Company to own beneficially more than five percent of Common Stock, (ii) the Company's directors, (iii) the executive officers of the Company named in the Summary Compensation Table below and (iv) all executive officers and directors of the Company as a group.

                                                               AMOUNT AND NATURE             PERCENT OF
                    NAME OR IDENTITY                      OF BENEFICIAL OWNERSHIP(1)           CLASS
- - --------------------------------------------------------  ---------------------------     ----------------
5% STOCKHOLDERS:
J. Steven Wilson........................................           3,420,754(2)                 62.58
7800 Belfort Parkway
Jacksonville, Florida 32256
Wilson Financial Corporation............................           3,302,011(2)                 60.41
7800 Belfort Parkway
Jacksonville, Florida 32256
Kenneth M. Kirschner....................................             465,000(3)                  8.46
One Independent Drive
Jacksonville, Florida 32202
Frederick H. Schultz....................................             299,500(3)(4)               5.45
North Laura Street
Jacksonville, Florida 32202

OTHER DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Edward M. Carey.........................................              60,500(3)                  1.10
John D. Gwynn...........................................               1,400                        *
C. Herman Terry.........................................               8,475(5)                     *
Varina M. Steuert.......................................               3,750                        *
Wayne A. Schreck........................................               5,751(6)
All Executive Officers and Directors as a group.........           4,265,130(7)                 76.77

- - ---------------
 *  represents less than 1% of class

(1) Unless otherwise noted, the beneficial owner has sole voting and investment power over the shares listed.

(2) The amount shown includes 45,053 shares allocated to Mr. Wilson's account under the Company's Employee Stock Ownership Plan and Trust (the "ESOP"). Mr. Wilson indirectly owns 3,302,011 shares through the direct ownership of such shares by Wilson Financial Corporation ("Wilson Financial"). Mr. Wilson controls Wilson Financial. Substantially all shares directly owned by Wilson Financial are pledged to various lenders. A change of control of the Company could result from a default by Wilson Financial under these pledges.

(3) The amount shown for each of Messrs. Carey, Kirschner and Schultz includes 30,000 shares that each has the present right to acquire pursuant to the Company's Non-qualified Stock Option Plan.

(4) The amount shown includes 42,500 shares owned by Mr. Schultz's wife to which Mr. Schultz shares voting and dispositive power; 44,000 shares held directly by a trust as to which Mr. Schultz shares voting powers, and 8,000 shares held in a retirement plan as to which Mr. Schultz is a trustee and possesses sole voting and dispositive power.

(5) The shares shown are owned by a trust of which Mr. Terry is a trustee; Mr. Terry shares voting and dispositive powers with respect to these shares.

(6) The amount shown includes 4,751 shares allocated to Mr. Schreck's account under the ESOP. Mr. Schreck also owns 568.75 shares of Class B Common Stock of the Company's life insurance holding company subsidiary, American Financial Acquisition Corporation ("AFAC"), representing approximately 0.9% of AFAC's outstanding common stock.

(7) The amount shown includes 49,804 shares allocated to the accounts of executive officers under the ESOP. The amount shown also includes 90,000 that executive officers and directors have the present right to acquire upon the exercise of stock options. The amount shown also includes 42,500 shares owned by spouses, individually.

                             ELECTION OF DIRECTORS

     As provided in the Bylaws of the Company, the Board of Directors has adopted a resolution fixing the number of directors to be elected at the Annual Meeting of Shareholders at six and has nominated a Board of Directors to be elected to serve for one year and until their successors have been elected and qualified. The Bylaws also provide that the Board of Directors shall have the right at any time during the ensuing year to increase the number of directors up to a maximum of ten and to elect such directors by a majority vote. Unless authority is withheld, the Proxy Committee will vote for the election of the six nominees named below as directors of the Company. Each nominee has consented to being named as such in this Proxy Statement and has agreed to serve if elected. If a nominee should become unavailable, the members of the Proxy Committee may in their discretion vote for a substitute. However, in no event will Proxies be voted for more than six persons. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

     The following table gives the names of the current members of to the Board of Directors, their ages and the years they first became directors. The six nominees for election at the Annual Meeting of Shareholders are the current directors other than Mr. Gwynn.

                                                                              YEAR FIRST
                                                                                BECAME
                                    NAME                              AGE      DIRECTOR
        ------------------------------------------------------------  ---     ----------
        J. Steven Wilson............................................  51         1985
        Kenneth M. Kirschner........................................  52         1987
        Edward M. Carey.............................................  78         1985
        John D. Gwynn...............................................  48         1985
        Frederick H. Schultz........................................  66         1985
        Varina M. Steuert...........................................  44         1979
        C. Herman Terry.............................................  77         1987

     Mr. Wilson has been Chairman, President and Chief Executive Officer and a director of the Company since August 1985. Mr. Wilson has been Chief Executive Officer and a director of Wickes Lumber Company, a 36% beneficially owned subsidiary of the Company ("Wickes"), since November 1991 and Chairman of Wickes since August 1993. Mr. Wilson is also a director of Fairfield Communities, Inc. and First Industrial Realty Trust, Inc.

     Mr. Kirschner has served as Vice Chairman and Secretary of the Company for more than the past five years. Mr. Kirschner has been a director and Secretary of Wickes since August 1993 and Vice Chairman and General Counsel of the Company since February 1994. For more than the past five years, Mr. Kirschner has been a shareholder of Kirschner, Main, Petrie, Graham, Tanner & Demont, a Jacksonville, Florida law firm.

     Mr. Carey has been for more than the past five years Chairman of the Board of Carey Energy Corporation, a corporation engaged in petroleum and shipping operations.

     Mr. Gwynn has been president of J.D. Gwynn & Co., an investment advising concern controlled by him, since March 1994. For more than five years prior to September 1993, Mr. Gwynn was Chairman of the Board of First Coast Capital Management, Inc., an investment advising corporation.

     Mr. Schultz is a private investor. From 1979 to 1982, Mr. Schultz served as Vice Chairman of the Board of Governors of the Federal Reserve System. He is also a director of American Heritage Life Insurance Company, Barnett Banks, Inc., Southeast-Atlantic Corp., Transco Energy Corp., and Wickes.

     Ms. Steuert has been a private investor for more than the past five years.

     Mr. Terry has been a private investor for more than the past five years.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

                 BOARD OF DIRECTORS' MEETINGS AND COMPENSATION

     The Board of Directors in 1994 met once and acted by unanimous consent on three other occasions; all directors attended more than 75 percent of all meetings of the Board of Directors and the committees on which they served, except Mr. Wilson, who did not attend the meeting of the Board of Directors.

     The Company has standing audit and compensation and committees. The members of the Audit Committee are Messrs. Schultz (chair), Gwynn and Terry. The Audit Committee, reviews and approves the selection of and the services performed by the Company's independent accountants, meets with and receives reports from the Company's financial and accounting staff and independent accountants, and reviews the scope of audit procedures, accounting practices and internal controls. The members of the Compensation Committee are Messrs. Carey (chair) and Kirschner. The Compensation Committee reviews the compensation and other benefits afforded officers and employees of the Company and advises management and the Board of Directors with respect to these matters.

     Directors receive $8,000 per year for their services as directors and an additional $1,000 for each Board meeting attended and $500 for each committee meeting attended. In addition, the chairs of the Audit and Compensation Committees receive $2,000 per year for their services.

                                   MANAGEMENT

     Set forth below is information regarding the executive officers of the
Company:

                                                                                EXECUTIVE
             NAME               AGE                  POSITION                 OFFICER SINCE
- - ------------------------------  ---     ----------------------------------    -------------
J. Steven Wilson..............  51      Chairman, President and Chief
                                        Executive Officer                          1985
Kenneth M. Kirschner..........  52      Vice Chairman and Secretary                1989
Wayne A. Schreck..............  38      Executive Vice President, Chief
                                        Financial Officer and Treasurer;
                                        President of American Financial
                                        Acquisition Corporation                    1992

     For information concerning Messrs. Wilson and Kirschner, see "Election of Directors."

     Mr. Schreck joined the Company as Senior Vice President of the Company's subsidiary, AFAC, in October 1990, and was elected Vice President of the Company in March 1992. Mr. Schreck was then elected Executive Vice President of the Company in 1994, and Chief Financial Officer and Treasurer in 1995. Mr. Schreck is also President of each of the Company's life insurance subsidiaries. Until 1990 Mr. Schreck was Vice President of Legacy Life Insurance Company, which was declared insolvent by the Nebraska Insurance Department in 1991.

                      REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION PHILOSOPHY

     The Company and the Compensation Committee believe that the Company must maintain short and long-term executive compensation plans that enable the Company to attract and retain well-qualified executives and that these plans must also provide a direct incentive for the Company's executives to create shareholder value. The Compensation Committee also believes that in certain circumstances incentives tied to the completion of specific tasks may be appropriate.

     In furtherance of this philosophy, the compensation of the Company's executives generally consists of three components: base salary, annual cash incentives and long-term performance-based incentives. The Company attempts to set base salaries at a level comparable to those set by comparable corporations. Executives selected to be eligible for annual cash incentives are determined at the beginning of each year. Bonuses are based upon subjective factors. Long-term incentives include stock options and participation in the

Company's Employee Stock Ownership Plan (the "ESOP"), which are intended to ensure that the interests of the Company's executives are closely linked to those of shareholders.

     A discussion of certain aspects of these plans follows:

     Annual cash incentives. Mr. Schreck's 1994 bonus level was increased due to his additional responsibilities as Executive Vice President of the Company and President of the Company's life insurance subsidiaries and based upon subjective factors.

     Long-term Incentives. The Company primarily relies on stock options and the ESOP to provide long-term incentives. In addition, in connection with the Company's acquisition of AFAC and its American Founders Life Insurance Company subsidiary, certain individuals, including Mr. Schreck, who were officers of AFAC at the time, acquired shares of AFAC's Class B Common Stock at a cost significantly below that paid by the Company for its shares of Class A Common Stock. See "Principal Security Holders and Security Ownership of Management."

CHIEF EXECUTIVE PAY

     Mr. Wilson, in addition to his duties as Chief Executive Officer of the Company, is Chief Executive Officer of Wickes. The Company considers the compensation paid to Mr. Wilson by Wickes in determining the appropriate level of compensation to be paid by it to Mr. Wilson. Mr. Wilson's total base salary was $700,000 in 1994 including $500,000 paid by Wickes. Mr. Wilson was paid a 1994 cash bonus of $550,000 including $350,000 paid by Wickes. The Company, in setting Mr. Wilson's 1994 cash bonus, considered subjective factors.

     Mr. Wilson participates in only Wickes' long-term incentive plans and the ESOP.

                           Edward M. Carey, Chairman
                              Kenneth M. Kirschner

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994, Messrs. Carey and Kirschner were the sole members of the Compensation Committee of the Board of Directors. Mr. Kirschner is Vice Chairman and an executive officer of the Company. Mr. Kirschner also is the Company's second largest shareholder. See "Security Ownership of Certain Beneficial Owners and Management." Mr. Kirschner is also Vice Chairman and General Counsel and Secretary of Wickes and a shareholder of Kirschner, Main, Petrie, Graham, Tanner & Demont, the Company's general counsel. During 1994, this firm rendered services to the Company for which it received fees of approximately $1,380,000, including approximately $650,000 for services rendered to Wickes. See "Certain Relationships and Related Transactions" for a description of (i) purchases by Wickes of products made by a private manufacturer controlled by Messrs. Carey and Kirschner, among others, and (ii) a lease between a partnership in which the Company has an interest and this manufacturer.

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth a summary of the compensation earned by the Company's executive officers (including one person who was not an executive officer of the Company on December 31, 1994) whose total salary and bonus exceeded $100,000 in 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                                 ANNUAL COMPENSATION
                                         ------------------------------------        AWARDS
                                                                 OTHER ANNUAL     ------------      ALL OTHER
                                         SALARY       BONUS      COMPENSATION       OPTIONS/       COMPENSATION
  NAME & PRINCIPAL POSITION     YEAR       ($)         ($)          ($)(1)          SARS(#)           ($)(2)
- - ------------------------------  ----     -------     -------     ------------     ------------     ------------
J. Steven Wilson(3)...........  1994     700,000     550,000        15,200           100,000(4)        7,108
Chairman, President & CEO       1993     455,000     600,000        17,200                 -          14,830
                                1992     404,000     496,000        17,200                 -          13,102
Wayne A. Schreck..............  1994     120,000      40,000         7,200                 -           6,304
Executive Vice President,       1993     120,022      25,000         7,200                 -           9,247
Chief Financial Officer and     1992     112,070      25,000         7,200                 -           9,168
Treasurer; President of AFAC
Thomas W. Kelly...............  1994     125,000           -         4,800                 -          91,085(5)
Former President & CEO of       1993     200,000      75,000        22,041(6)              -          11,824
Dependable Group                1992     200,000      75,000         7,200           100,000          20,928(7)
Suzanne T. Gilstrap...........  1994     115,500           -         7,200                 -           7,089
Executive Vice President        1993     115,500      30,000         7,200                 -           7,987
                                1992     115,500      30,000         7,200                 -          10,656

- - ---------------
(1) Includes unitemized automobile allowance and, in the case of Mr. Wilson, fees for serving on the Company's Board of Directors. Perquisites, are not disclosed as they are minimal.

(2) Includes the Company's contributions to the ESOP allocated to the accounts of the named persons, matching contributions made by the Company for the accounts of the named persons under the Company's Voluntary Investment Plan, and premiums paid by the Company on behalf of the named persons for group term life insurance. Specifically, in 1994 the amounts shown include with respect to these matters: $1,888, $4,620 and $600, respectively, for Mr. Wilson; $1,888, $3,816 and $600, respectively, for Mr. Schreck; $400 for group term life for Mr. Kelly; and $1,888, $4,601 and $600, respectively, for Ms. Gilstrap. 1993 amounts were $9,733, $4,497 and $600, respectively, for Mr. Wilson; $4,831, $3,816 and $600, respectively, for Mr. Schreck; $6,727, $4,497 and $600, respectively, for Mr. Kelly; and $3,706, $3,681 and
    $600, respectively, for Ms. Gilstrap. A breakdown for 1992 is not available.

(3) Includes salary of $500,000 and bonus of $350,000 paid by Wickes in 1994, salary of $255,000 and bonus of $400,000 paid by Wickes in 1993, and salary of $203,000 and bonus of $296,000 paid by Wickes in 1992.

(4) Wickes Lumber Company Stock Options.

(5) Severance.

(6) Includes $14,841 reimbursed with respect to payment of taxes on certain amounts paid to Mr. Kelly in connection with his relocation.

(7) Includes the $7,827 estimated pre-tax cost to the Company of a $293,500 interest-free secured loan made in 1991 to Mr. Kelly by the Company in connection with his relocation. The largest amount outstanding in 1992 under this loan was $293,500. The loan was paid in full in April 1992.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information regarding grants by Wickes of stock options to Mr. Wilson during 1994. No other option grants were made during 1994 by the Company or any of its subsidiaries to Mr. Wilson or the other named executive officers.

                                                                                             POTENTIAL
                                                                                          ANNUAL RATES OF
                              NUMBER OF      % OF TOTAL                                     STOCK PRICE
                              SECURITIES    OPTIONAL/SARS                                   APPRECIATION
                              UNDERLYING     GRANTED TO     EXERCISE OR                   FOR OPTION TERM
                             OPTIONS/SARS   EMPLOYEES IN     BASE PRICE    EXPIRATION   --------------------
           NAME               GRANTED(#)     FISCAL YEAR       ($/SH)         DATE       5%($)       10%($)
- - ---------------------------  ------------   -------------   ------------   ----------   -------      -------
J. Steven Wilson...........     48,000           25.6           15.00        11/30/99    45,800      246,300
                                52,000           27.7           15.00        11/30/04   278,800      905,900
Wayne A. Schreck...........          -              -               -               -         -            -
Thomas W. Kelly............          -              -               -               -         -            -
Suzanne T. Gilstrap........          -              -               -               -         -            -

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

     The following table contains information regarding the values of certain unexercised options to purchase shares of common stock of the Company and Wickes held by the named executive officers at the end of 1994. No options or warrants were exercised by these persons in 1994.

                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS/
                                          OPTIONS/SARS AT FY-END(#)       OPTIONS/SARS AT FY-END($)
                                         ---------------------------     ---------------------------
                   NAME                   EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
    -----------------------------------  ---------------------------     ---------------------------
    J. Steven Wilson...................         8,000/92,000(1)                         0/0
    Wayne A. Schreck...................                    -                              -
    Thomas W. Kelly....................                    -                              -
    Suzanne T. Gilstrap................             45,000/0                       57,600/0(2)

- - ---------------
(1) These options were granted by Wickes.

(2) Calculated on the basis of the $5.25 last sales price of the Company's Common Stock on December 31, 1994 and the $3.33 per share average exercise price per share of the options which are in-the-money.

                      LONG-TERM INCENTIVE PLANS -- AWARDS
                              IN LAST FISCAL YEAR

     The following table contains information regarding a long-term incentive award made to Mr. Wilson in 1994 under Wickes' 1994-5 Senior Executive Compensation Package. No other long-term incentive awards were made during 1994 by the Company or any of its subsidiaries to Mr. Wilson or the other named executive officers.

                                                             ESTIMATED FUTURE PAYMENTS UNDER
                                                                        NON-STOCK
                                      PERFORMANCE                 PRICE-BASED PLANS(1)
                                    OR OTHER PERIOD      ---------------------------------------
                                    UNTIL MATURATION     THRESHOLD       TARGET        MAXIMUM
                                       OR PAYOUT         ($ OR #)       ($ OR #)       ($ OR #)
                                    ----------------     ---------      --------      ----------
    J. Steven Wilson..............   January 1, 1999     $ 170,000      $425,000      $1,275,000
    Wayne A. Schreck..............                 -             -             -               -
    Thomas W. Kelly...............                 -             -             -               -
    Suzanne T. Gilstrap...........                 -             -             -               -

- - ---------------
(1) Payable under a Long-Term Performance Bonus Agreement providing for payment after January 1, 1999 based upon Wickes' compound annual growth rate in net sales from 1993 through 1998 and Wickes' 1998 operating income as a percentage of net sales. For a general description of the formula to be applied in determining the amount payable and other terms and conditions of the awards, see "Long-Term Compensation -- Wickes 1994-5 Senior Executive Compensation Package."

LONG-TERM COMPENSATION

     As previously described, the Company provides long-term incentives primarily through the ESOP and through incentive and other stock options.

     ESOP. The ESOP invests in the Company's Common Stock for the benefit of its employees. Each participant shares in the Company's contributions based upon his or her compensation for the year and vests in his or her account over seven years. At March 31, 1995, the ESOP held an aggregate of 351,345 shares of the Company's Common Stock, and 246,905 of these shares had been allocated to participants' accounts.

     Stock Options. The Company has a Non-qualified Stock Option Plan and an Incentive Stock Option Plan, under which an aggregate of 300,000 shares of the Common Stock may be subjected to options.

     Wickes 1994-5 Senior Executive Compensation Plan. Under the Wickes Lumber Company 1993 Long-Term Incentive Plan (the "Wickes Incentive Plan"), officers and key employees of Wickes, its parent and subsidiary corporations can be granted (either alone or in tandem) stock options, stock appreciation rights, restricted shares, performance shares or performance units. During 1994, Wickes adopted under the Wickes Incentive Plan, subject to the approval of its shareholders, the Wickes Lumber Company 1994-5 Senior Executive Compensation Package (the "Wickes Package") and granted Mr. Wilson a Wickes Package award. The Wickes Package includes Long-Term Stock Options to purchase shares of Wickes' common stock at an exercise price per share equal to the higher of $15.00 or the fair market value of Wickes' common stock on the date of grant. The Wickes Package also includes the opportunity to receive performance bonuses generally payable after the end of Wickes' fiscal year 1998. If a recipient of a Wickes Package award has remained in the continuous employ of Wickes from the date of his grant to the end of Wickes' fiscal year 1998, and if Wickes meets the minimum performance tests, he or she will have earned a Long-Term Performance Bonus equal to his or her Target Bonus multiplied by a Bonus Percentage. The Bonus Percentage is determined as a function of (i) Wickes' compound annual growth rate in net sales during 1994 through 1998 and (ii) the level of Wickes' operating income in 1998 as a percentage of 1998 net sales. If Wickes meets the minimum performance tests, the minimum Bonus Percentage will be 40 percent. If Wickes does not meet the minimum performance tests, no Long-Term Performance Bonus will be earned. The maximum Bonus Percentage will be 150 percent. In addition, the Long-Term Performance Bonus will be increased to as much as double based upon the rate of increase, if any, in the trading price of Wickes common stock per share at the end of Wickes' fiscal 1998 over $15.00.

EMPLOYMENT AGREEMENTS

     The Company and Mr. Kirschner have entered into an agreement pursuant to which Mr. Kirschner will serve as President and Chief Executive Officer of the Company in the event that Mr. Wilson is unable to perform the duties of those offices by reason of his death or disability. Mr. Kirschner's compensation under this agreement is to be generally equivalent to that of Mr. Wilson's from the Company at the time. This agreement provides for a lump sum payment to Mr. Kirschner equal to two years' compensation in the event his employment is terminated without cause or he resigns after a change in control of the Company.

     Ms. Gilstrap will be entitled to one year's severance if her employment is terminated by the Company without cause during 1995.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 1, 1992, a complaint filed in 1991 against the Company and Mr. Gwynn was settled. Under the terms of the settlement, the Company paid $400,000 and a newly-formed corporation wholly-owned by Mr. Wilson acquired from the plaintiff for $1.1 million a total of $2 million principal amount of the Company's 13% subordinated notes due in 1999 plus accrued interest. AFAC advanced to the new corporation $1 million of the consideration used. In February 1994, AFAC exercised its right to reacquire these subordinated notes in exchange for cancellation of its loan and resold these subordinated notes to a third party for $1,958,000 in cash.

     In April 1994, the Company effected through a plan of recapitalization the retirement of its Series C Preferred Stock in exchange for approximately $1,280,000 in cash and 195,851 shares of Common Stock. All shares of the Company's Series C Preferred Stock were held by Mr. Wilson and Wilson Financial. In connection with this transaction, Mr. Wilson and Wilson Financial paid the Company $18,300 in cash recoverable by the Company under Section 16(b) of the Securities Exchange Act of 1934 as a result of prior sales of Common Stock by them.

     During 1992, the Company entered into an agreement that permitted it to acquire from Wilson Financial shares of the Company's Common Stock based on average market prices prevailing at year-end prior to the times of purchase in 1993 and 1994, and aggregating $680,000, for use in the Company's employee benefit plans. Pursuant to this agreement, the Company purchased 41,185 shares from Wilson Financial for $6.50 per share in January 1994. The Company also acquired from Wilson Financial and subsequently retired 40,000 shares on September 30, 1994 at $6.44 per share and 15,000 shares on November 23, 1994, at $6.75 per share. In addition, on February 28, 1995, the Company advanced Wilson Financial $315,000 and Wilson Financial granted the Company an option to acquire at an exercise price of $6.31 per share the number of shares of the Company's Common Stock equal to the amount of such advance outstanding from time to time divided by the exercise price.

     In 1994, the Company paid affiliates of Mr. Wilson $164,000 for real estate management services and the use of a corporate aircraft, and affiliates of Mr. Wilson paid the Company $200,000 for management services. The intercompany balance resulting from these transactions fluctuates from time to time as a result of normal operations. The largest amount of this intercompany balance owed to the Company during 1994 was $76,000, and at December 31, 1994, there was an intercompany balance payable to these affiliates of approximately $64,000.

     Riverside and Messrs. Wilson, Kirschner and Schultz beneficially own in the aggregate a majority of the voting securities of a private manufacturer of glass products, wooden stair parts and other building materials that supplies products, primarily through independent distributors, to building materials retailers, including Wickes. Mr. Wilson also is Chairman of the Board, President and Chief Executive Officer, and Mr. Kirschner is a director and officer, of this manufacturer. During 1994, Wickes estimates that it purchased approximately $2.1 million of this manufacturer's products at prices generally available from third parties. A partnership in which the Company owns a 74% interest leases office space to this manufacturer at a rent of $94,000 per year, plus reimbursement of certain overhead items. In addition, during 1993 the Company utilized the services of a management employee of an affiliate of this manufacturer for which the Company reimbursed $132,000 in 1994. A subsidiary of the Company owns a $1 million note, $500,000 liquidation preference of redeemable preferred stock and certain warrants of affiliates of this manufacturer.

     Mr. Kirschner, a director and executive officer of the Company, is a shareholder of Kirschner, Main, Petrie, Graham, Tanner & Demont, a Jacksonville, Florida law firm that is general counsel to the Company. The Company paid Kirschner, Main, Petrie, Graham, Tanner & Demont approximately $1,380,000 for legal services provided to the Company during 1994, including approximately $650,000 for services rendered to Wickes.

     On February 16, 1995, the Company made a loan of $225,000 to a company owned by Mr. Carey. The loan bears interest at a rate of 7.5% and is due 120 days from origination. At April 19, 1995, the entire balance remained outstanding.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Based solely upon the Company's review for Forms 3, 4 and 5 and amendments thereto furnished to the Company, each officer, director or beneficial holder of more than 10 percent of the Company's Common Stock filed on a timely basis the reports required under Section 16(a) of the Securities Exchange Act of 1934 during or with respect to 1994, except that Mr. Kelly failed to file a Form 5, Mr. Wilson and Wilson Financial each filed late one Form 4 and reported late two transactions, and Mr. Schultz filed late, a Form 4 with respect to one transaction.

                              APPROVAL OF AUDITORS

     The Board of Directors recommends approval of the appointment of Coopers & Lybrand L.L.P. certified public accountants, as the independent auditors of the Company for the year ending December 31, 1995. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The graph below compares the performance of the Company's Common Stock with the NASDAQ Stock Market Index and the NASDAQ Insurance Stock Index by showing the cumulative total return, through December 31, 1994, and investor would have received on each from investing $100 in each on December 31, 1989, and reinvesting all dividends received.

                                                                    NASDAQ
      Measurement Period           Riverside     NASDAQ Stock      Insurance
    (Fiscal Year Covered)         Group, Inc.    Market Index     Stock Index
1989                                    100.00          100.00          100.00
1990                                     36.59           84.92           84.68
1991                                     39.02          136.28          119.37
1992                                     29.27          158.58          161.56
1993                                     67.07          180.93          172.80
1994                                     51.22          176.92          162.70

                                 OTHER MATTERS

     The enclosed Proxy confers upon the Proxy Committee discretionary authority to vote the shares represented thereby in accordance with their best judgment with respect to any other matters which may come before the meeting. The Board of Directors does not know of any such matters; however, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

     Securities and Exchange Commission regulations permit shareholders to submit proposals for consideration at the Company's annual meetings of shareholders. Any such proposals for the Company's annual meeting of shareholders to be held in 1996 must be submitted in writing to the Company no later than December 30, 1995, and must comply with applicable regulations of the Securities and Exchange Commission in order to be included in the proxy materials relating to that meeting.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or by telegraph, by employees of the Company, without additional compensation. The Company does not expect to pay any compensation for the solicitation of the proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy materials to the principals and obtaining their proxies.

     SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING. SHAREHOLDERS PRESENT AT THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

DATED: APRIL 28, 1995

                             RIVERSIDE GROUP, INC.

  PROXY SOLICITED BY BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 16, 1995

    The undersigned hereby constitutes and appoints Kenneth M. Kirschner and J. Steven Wilson, and each of them, the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) (the "Proxy Agents"), to vote all of the shares of Riverside Group, Inc. owned by the undersigned on April 26, 1995 at the Annual Meeting of Shareholders of Riverside Group, Inc. to be held at The Deer Path Inn, located at 255 East Illinois Rd., Lake Forest, Illinois, on Tuesday, May 16, 1995 at 9:00 a.m., Central Daylight Time (including adjournments), with all powers that the undersigned would possess if personally present.

                                    (Continued and to be signed on reverse side)

    The Board of Directors recommends a vote FOR each director nominee and FOR the Proposal.

1. Election of Directors.

   / /  WITH AUTHORITY to vote for all           / /  WITHHOLD AUTHORITY to vote
        nominees listed (except as marked to          for all nominees listed
        the contrary)

  INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

                                    NOMINEES

Edward M. Carey                  J. Steven Wilson              Kenneth M. Kirschner
Frederick H. Schultz             Varina M. Steuert             C. Herman Terry

2. Proposal to approve the appointment of Coopers & Lybrand L.L.P. as independent auditors.

                 / /  FOR        / /  AGAINST        / /  ABSTAIN

    Should any other matter requiring a vote for the Shareholders arise, the above-named Proxy Agents, and each of them, are authorized to vote the shares represented by this Proxy as their judgment indicates is in the best interest of Riverside Group, Inc.

    IMPORTANT: Please date this Proxy and sign exactly as your name or names appear hereon. If shares are held jointly, both owners must sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full titles.

                                                --------------------------------
                                                Signature of Shareholder

                                                --------------------------------
                                                Signature of Shareholder

                                                Dated:                   , 1995.

                                                PLEASE RETURN THIS PROXY
                                                PROMPTLY IN THE ENCLOSED
                                                ENVELOPE.

  "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD
                                  YOUR VOTES"